Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2022 (the “Effective Date”), by and among U.S. Century Bank, a Florida-chartered commercial bank (the “Bank”), USCB Financial Holdings, Inc., a Florida corporation (the “Company” and collectively with the Bank, the “Employers”) and Luis de la Aguilera (the “Executive”).

WITNESSETH

WHEREAS, effective as of December 30, 2021, the Bank completed a holding company reorganization (the “Reorganization”) pursuant to which the Bank became a wholly owned subsidiary of the Company;

WHEREAS, the Executive is presently employed as the President and Chief Executive Officer of each of the Company and the Bank;

WHEREAS, the Bank and the Executive previously entered into an employment agreement dated as of April 16, 2016, as amended as of April 19, 2019, April 30, 2019 and April 25, 2022 (the “Prior Agreement”);

WHEREAS, upon consideration, the Employers and the Executive wish to adopt certain revisions to the Prior Agreement, including recognition of the completion of the Reorganization and the appointment of the Executive as the Company’s President and Chief Executive Officer;

WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers under such revised terms; and

WHEREAS, the Executive is willing to serve each of the Company and the Bank on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Employers and the Executive hereby agree as follows:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(b)  Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of (i) willful misconduct (including but not limited to misappropriation of a material Employers’ business opportunity, material violation of a confidentiality or non-competition obligation, or abuse of drugs or alcohol that results in the Executive being materially adversely affected in the performance of his duties), or fraud by the Executive; (ii) conviction of (including a plea of guilty or nolo contendere to) a felony which has a material effect on the Employers or the Executive’s performance hereunder; or (iii) the failure to comply with any material obligation imposed upon the Executive pursuant to this Agreement; provided, however, that if such failure under clause (i) or (iii) above is susceptible of cure, “Cause” shall be deemed to exist only after the failure has remained uncured for thirty (30) days following receipt by the Executive of written notice from the Employers of the failure. Notwithstanding the foregoing, if the Executive disagrees with the good faith determination of the Employers that there is no cure after the 30-day cure period, the Executive may request that such determination be submitted to binding arbitration in accordance with Section 20 hereof (with each party responsible for its own fees and costs). If the Executive makes such a request for arbitration, the termination of the Executive shall not become effective unless and until it is upheld by a final decision issued through such arbitration process; provided, that the Employers shall have the right, in their discretion, to relieve the Executive of all or any portion of his duties during such arbitration period pending the arbitration decision so long as the Employers continue to pay and provide to the Executive on a timely basis the compensation and benefits that they would otherwise owe to the Executive during such period under this Agreement.

(c) Change in Control. “Change in Control” shall mean (except as provided below) the occurrence of an event described in (i), (ii), (iii) or (iv) below:

(i)    Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, an affiliate of the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Bank or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly (which shall include securities issuable upon conversion, exchange or otherwise) of securities representing 50% or more of the combined voting power of the then-outstanding securities of either the Company or the Bank entitled generally to vote for the election of directors;

(ii)    Consummation of an agreement to merge or consolidate with another entity (other than a majority-controlled subsidiary of the Company) unless the Company’s stockholders immediately before the merger or consolidation own more than 50% of the combined voting power of the resulting entity’s voting securities (giving effect to the conversion or exchange of securities issued in the merger consolidation to the other entity that are convertible or exchangeable for voting securities) entitled generally to vote for the election of directors;

(iii)    Consummation of an agreement (including, without limitation, an agreement of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of the Company or the Bank; or

(iv)    Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason during any 12 month period to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the stockholders of the Company is approved by a vote of at least a majority of directors then constituting the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

Notwithstanding the foregoing, no event shall constitute a Change in Control unless such event shall also constitute a change in control as defined in Section 409A of the Code.

(d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)  Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f)  Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based on:

(i)   any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to the Boards of Directors, other than from time to time with respect to specified matters, a director of the Bank or the Company who is designated by a majority of the full Board of Directors of the Bank or the Company, as applicable, or

(ii)   a change in excess of twenty-five (25) miles in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive. If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h)  Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the termination of the Executive’s employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 11 hereof.

(i)  Retirement. “Retirement” shall mean the Executive’s voluntary or involuntary termination of employment, as applicable, upon reaching at least age 65, but shall not include an involuntary termination for Cause.

2. Term of Employment.

(a)  The Employers hereby employ the Executive as President and Chief Executive Officer of each of the Company and the Bank and the Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for a term ending December 31, 2025 (the “Initial Term”). Prior to December 31, 2023 (the “Extension Anniversary Date”) and each annual anniversary thereafter of the Extension Anniversary Date, the Board of Directors of the Bank shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance hereunder) a one-year extension of the term of this Agreement. If the Board of Directors approves such an extension, then the term of this Agreement shall be so extended as of the Extension Anniversary Date or any relevant annual anniversary of such date unless the Executive gives written notice to the Employer of the Executive’s election not to extend the term, with such written notice to be given not less than thirty (30) days prior to the Extension Anniversary Date or any relevant annual anniversary of such date. If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to the Extension Anniversary Date or any annual anniversary of such date. If any party gives timely notice that the term will not be extended as of the Extension Anniversary Date or any annual anniversary of such date, then this Agreement and the rights and obligations provided herein shall terminate at the conclusion of its remaining term, except to the extent set forth in Section 7. References herein to the term of this Agreement shall refer both to the Initial Term and successive terms as the term of this Agreement is extended in accordance with the terms hereof.

(b)  During the term of this Agreement, the Executive shall perform such executive services for the Employers as may be consistent with his titles and from time to time assigned to him by the Employers’ Boards of Directors.

3. Compensation and Benefits.

(a)  The Employer shall compensate and pay the Executive for his services during the Initial Term of this Agreement at a base salary of $600,000 per year (“Base Salary”), which may be increased from time to time subsequent to the Initial Term in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent.

(b)  For any calendar year, the Executive may earn a bonus of up to fifty percent (50%) of the Executive’s Base Salary (upon achievement of target performance levels) for such calendar year (“Annual Bonus”), depending on the satisfaction of performance criteria for such calendar year as determined by the Compensation Committees of the Employers’ Boards of Directors. Not later than February 28th of each calendar year during the term of this Agreement, the Compensation Committees of the Employers’ Boards of Directors shall establish target performance levels related to such Annual Bonus based upon the Employers’ budget for such calendar year as presented to and accepted by the Employers’ Boards of Directors. Such approved performance goals shall indicate the manner in which the Executive’s Annual Bonus (if any) will be determined upon partial satisfaction or excess satisfaction of one or more of the goals.

(c)  Starting in calendar year 2023, in addition to the Annual Bonus, the Executive may be entitled to receive during the term of this Agreement long-term equity incentive compensation in the form of stock awards, stock options or any combination thereof equal to 50% of the Executive’s Base Salary as of the date of the grant (“Annual Stock Grant”) upon achievement of target performance levels as determined by the Compensation Committees of the Employers’ Boards of Directors. Such equity awards will be in the form of stock awards unless otherwise mutually agreed to by the parties hereto. Not later than February 28th of each calendar year during the term of this Agreement, the Compensation Committees of the Employers’ Boards of Directors shall establish target performance levels related to such Annual Stock Grant based upon the Employers’ budget for such calendar year as presented to and accepted by the Employers’ Boards of Directors. Subject to satisfying the applicable performance criteria, the Annual Stock Grant shall vest over a period of three years provided that the Executive is still employed by the Employers on the applicable vesting date, with the first one-third vesting on the first annual anniversary date of the date of grant, the second one-third vesting on the second annual anniversary date of the date of grant and the final one-third vesting on the third annual anniversary date of the date of grant. The Annual Stock Grants, if any, will be subject to the terms or provisions of the Company’s 2015 Amended and Restated Equity Incentive Plan or any successor thereto.

(d)  During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, equity incentive, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof. In addition to all other insurance provided to the Executive commensurate with the Executive’s position, during the term of this Agreement, the Employers shall provide the Executive with an annual allowance of up to $25,000 to be used by the Executive solely to procure and pay the premiums on a long-term care insurance policy covering him.

(e)  During the term of this Agreement, the Executive shall be entitled to four (4) weeks of paid annual vacation, on a calendar basis, to be taken at such time or times agreed upon by the Executive and the Chairman of the Board of the Board of the Bank or the Company. In addition, the Executive shall be entitled to six (6) days of personal/sick leave per calendar year. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation or use his personal/sick leave, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

(f)  The Executive shall receive an automobile allowance at the rate of $750 per month during the term of this Agreement. This transportation allowance will serve to cover all transportation expenses of the Executive in the South Florida area including, but not limited to, transportation, gas and car maintenance.

4.  Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, travel expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15th of the year immediately following the year in which such expenses were incurred.

5. Termination.

(a)  The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)  In the event that (i) the Executive’s employment is terminated by the Employers for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)  In the event that the Executive’s employment is terminated as a result of Disability or Retirement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)  In the event that the Executive’s employment is terminated due to death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement for compensation or other benefits for any period after the applicable Date of Termination except to pay to the Executive’s designated beneficiary (or estate or his personal representative, as the case may be, if no beneficiary has been designated) (i) that portion, if any, of the Base Salary that remains unpaid for the period prior to the date of his death, and (ii) a lump sum cash payment equal to one-half (1/2) of the Executive’s Base Salary, plus continuation of medical and dental benefits for his then spouse and/or dependents at the Employers’ expense for a period of six (6) months after the date of his death.

(e)  In the event that prior to a Change in Control the Executive’s employment is terminated by (i) the Employers for other than Cause, Disability, Retirement or the Executive’s death during the term of this Agreement or (ii) the Executive for Good Reason during the term of this Agreement, then the Employers shall, in consideration of the Executive’s agreements in Section 7 below and subject to the provisions of Sections 5(g), 5(h), 6, 18 and 19 hereof, if applicable, pay to the Executive a cash severance amount equal to the aggregate of (A) one (1) times the Executive’s then current annual Base Salary and (B) the amount accrued with respect to the Annual Bonus for the year in which the termination occurs (the “Severance Payment”). The Severance Payment shall be paid in two installments. The first payment consisting of 50% of the Severance Payment will be paid in a lump sum thirty (30) days following the later of the Date of Termination or the expiration of the revocation period provided for in the general release to be executed by the Executive pursuant to Section 5(g) below, with the remaining 50% of the Severance Payment to be paid in a lump sum within ten (10) days after the expiration of the Restricted Period as set forth in Section 7 hereof. In addition, the Executive shall receive continued medical and dental benefits as provided by the Employers from time to time for its employees, with the Employers paying 100% of the premiums for such coverage, for the period of time equal to the shorter of one (1) year or the maximum period of COBRA continuation coverage provided under Section 4980B(f) of the Code (with such coverage to be treated as COBRA coverage). If the Employers’ payment of COBRA premiums on behalf of the Executive is taxable to the Executive, the Employers will pay to the Executive an additional amount such that after payment by the Executive of all applicable local, state and federal income and payroll taxes imposed on him with respect to such additional amount, the Executive retains an amount equal to all applicable local, state and federal income and payroll taxes imposed upon him with respect to the payment of such COBRA premiums. Such payment shall be made on or before March 15th following the close of the calendar year in which the COBRA premiums were made. Except as provided herein, the Severance Payment shall be in lieu of, and not in addition to, any Base Salary or other compensation or benefits that would have been paid under Sections 3(a), 3(b), 3(c) and 3(d) above in the absence of a termination of employment, and the Executive shall have no rights pursuant to this Agreement to any Base Salary or other benefits for any period after the applicable Date of Termination.

(f)   In the event that concurrently with or within twelve (12) months subsequent to a Change in Control the Executive’s employment is terminated by (i) the Employers for other than Cause, Disability, Retirement or the Executive’s death during the term of this Agreement or (ii) the Executive for Good Reason during the term of this Agreement, then the Employers shall, in consideration of the Executive’s agreements in Section 7 below and subject to the provisions of Sections 5(g), 5(h), 6, 18 and 19 hereof, if applicable, pay to the Executive a cash severance amount (the “Enhanced Severance Payment”) equal to 2.99 times the Executive’s “Highest Annual Compensation” (as such term is defined herein). For purposes hereof, “Highest Annual Compensation” shall mean the highest aggregate amount of Base Salary and cash bonus received by the Executive in a given calendar year from the Employers (including any deferred amounts) during the most recent three calendar years immediately preceding the year in which the Date of Termination occurs. The Enhanced Severance Payment shall be paid in two installments. The first payment consisting of 50% of the Enhanced Severance Payment will be paid in a lump sum thirty (30) days following the later of the Date of Termination or the expiration of the revocation period provided for in the general release to be executed by the Executive pursuant to Section 5(g) below, with the remaining 50% of the Enhanced Severance Payment to be paid in a lump sum within ten (10) days after the expiration of the Restricted Period as set forth in Section 7 hereof. In addition, the Executive shall receive continued medical and dental benefits as provided by the Employers from time to time for its employees, with the Employers paying 100% of the premiums for such coverage, for the period of time equal to the shorter of eighteen (18) months or the maximum period of COBRA continuation coverage provided under Section 4980B(f) of the Code (with such coverage to be treated as COBRA coverage). If the Employers’ payment of COBRA premiums on behalf of the Executive is taxable to the Executive, then the Employers will pay to the Executive an additional amount such that after payment by the Executive of all applicable local, state and federal income and payroll taxes imposed on him with respect to such additional amount, the Executive retains an amount equal to all applicable local, state and federal income and payroll taxes imposed upon him with respect to the payment of such COBRA premiums. Such payment shall be made on or before March 15th following the close of the calendar year in which the COBRA premiums were paid. Except as provided herein, the Enhanced Severance Payment shall be in lieu of, and not in addition to, any Base Salary or other compensation or benefits that would have been paid under Sections 3(a), 3(b), 3(c) and 3(d) above in the absence of a termination of employment, and the Executive shall have no rights pursuant to this Agreement to any Base Salary or other benefits for any period after the applicable Date of Termination.

(g)  The Executive’s right to receive the severance benefits set forth in Sections 5(e) or 5(f) above shall be conditioned upon the Executive’s execution of a general release which releases the Employers and their directors, officers and employees from any claims that the Executive may have under various laws and regulations and the expiration of any right the Executive may have to revoke such general release, with such revocation right not being exercised. If either the time period for paying the severance set forth in Sections 5(e) or 5(f), as applicable, or the time period that the Executive has to consider the terms of the general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the severance payment set forth in Sections 5(e) or 5(f), as applicable, shall not be paid until the succeeding calendar year.

(h)  If prior to the Executive’s receipt of the Severance Payment or the Enhanced Severance Payment set forth in Sections 5(e) or 5(f), as applicable, respectively, due to his termination of employment (including termination for Good Reason) and at such time the Bank and/or the Company is deemed to be in “troubled condition” as defined in 12 C.F.R. §303.101(c), it is determined that the Executive (i) committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Employers that has had or is likely to have a material adverse effect on the Employers, (ii) is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of the Bank, (iii) has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material adverse effect on the Employers, or (iv) has violated or conspired to violate Sections 215, 656, 657, 1005, 1006, 1007, 1014, 1302 or 1344 of Title 18 of the United State Code, or Sections 1341 or 1343 of Title 18 affecting the Bank or the Company, then the Severance Payment or the Enhanced Severance Payment, as applicable, shall not be provided to the Executive. If it is determined after the Executive receives the Severance Payment or the Enhanced Severance Payment, as applicable, that any of the matters set forth in clauses (i) through (iv) of this Section 5(h) are applicable to the Executive, then the Executive shall promptly (and in any event within ten (10) business days following written notice to the Executive) return an amount equal to the Severance Payment or the Enhanced Severance Payment, as applicable, to the Employer in immediately available funds.

6.  Limitation of Benefits under Certain Circumstances. If the payment pursuant to Section 5(f) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, then the amount payable by the Employer pursuant to Section 5(f) hereof shall be reduced by the minimum amount necessary to result in no portion of the amount payable by the Employers under Section 5(f) being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the amount payable pursuant to Section 5(f) shall be based upon the opinion of independent tax counsel selected by the Employers and paid for by the Employers. Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days from the Date of Termination. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payment specified in Section 5(f) below zero.

7. Restrictive Covenants

(a)  Trade Secrets. The Executive acknowledges that he has had, and will have, access to confidential information of the Employers (including, but not limited to, current and prospective confidential know-how, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, contacts, prospects and assets of the Employers that is unique, valuable and not generally known outside the Employers, and that was obtained from the Employers or which was learned as a result of the performance of services by the Executive on behalf of the Employers (“Trade Secrets”). Trade Secrets shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive that constitutes a breach of this Section 7, generally known or available to the public; (ii) is known to the Executive at the time such information was obtained from the Employers; (iii) is hereafter furnished without restriction on disclosure to the Executive by a third party, other than an employee or agent of the Employers, who is not under any obligation of confidentiality to the Employers or an affiliate thereof; (iv) is disclosed with the written approval of the Employers; or (v) is required to be disclosed or provided by law, court order, order of any regulatory agency having jurisdiction or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Executive is required to disclose such confidential information, he shall give the Employers notice of such disclosure and cooperate in seeking suitable protections. Other than in the course of performing services for the Employers, the Executive will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential. The Executive will deliver promptly to the Employers, at the termination of his employment or at any other time at the request of the Employers, without retaining any copies, all documents and other materials in his possession relating, directly or indirectly, to any Trade Secrets. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Employers or any of their respective subsidiaries (the “Government Agencies”). The Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employers or any of their respective subsidiaries. In the event that the Executive is required by law to disclose any Trade Secret, the Executive will: (A) if and to the extent permitted by such law provide the Employers with prompt notice of such requirement prior to the disclosure so that the Employers may waive the requirements of this Agreement or seek an appropriate protective order at the Employers’ sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Trade Secret disclosed will be accorded confidential treatment substantially on the same basis as provided in this Agreement. If, in the absence of a waiver or protective order, the Executive is nonetheless, in the opinion of his counsel, required to disclose any Trade Secret, disclosure may be made only as to that portion of the Trade Secret that counsel advises the Executive is required to be disclosed. In addition, pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833(b), the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's Trade Secrets to the attorney and use the Trade Secret information in the court proceeding if the individual (y) files any document containing the Trade Secret under seal; and (z) does not disclose the Trade Secret, except pursuant to court order. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies.

(b)  Non-Competition. If the Executive’s employment is terminated during the term of this Agreement for Cause or without Cause, before or after a Change in Control, or the Executive terminates his employment hereunder other than for Disability during the term of the Agreement, then for a period of twelve (12) months after termination of employment (the “Restricted Period”), the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, shareholder, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company or other entity engaging in the banking business which has an office in the State of Florida (“Competing Business”); (ii) as agent or principal, carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business; (iii) extending credit for the purpose of establishing or operating a Competing Business; (iv) lending or allowing the Executive’s name or reputation to be used in a Competing Business; and (v) otherwise allowing the Executive’s skill, knowledge or experience to be used in a Competing Business. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the banking, financial services or other business similar to or competitive with the Employers (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

(c)  Non-Solicitation of Employees. During the Restricted Period, without the written consent of the Employers, the Executive shall not, directly or indirectly, solicit, induce or hire, or attempt to solicit, induce or hire, any current employee of either of the Employers, or any individual who becomes an employee during the Restricted Period, to leave his or her employment with the Employers or join or become affiliated with any other business or entity, or in any way interfere with the employment relationship between any employee and the Employers.

(d)  Non-Solicitation of Customers. During the Restricted Period, without the written consent of the Employers, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any customer (or any person being then solicited by the Employers to be a customer), lender, supplier, licensee, licensor or other business relation of either of the Employers to terminate its relationship or contract with the Employers, to cease doing business with the Employers, or in any way interfere with the relationship between any such customer, lender, supplier, licensee, licensor or business relation and the Employers (including making any negative or derogatory statements or communications concerning the Employers or its directors, officers or employees).

(e)  Intellectual Property. The Executive will disclose to the Employers all work products including ideas, inventions, literary property, music, lyrics, scripts, themes, slogans, titles, copy, art and any other relevant material which could reasonably be used by the Employers or any of its clients (herein collectively called “Intellectual Property”) which he may create any time during the term of employment, whether created during or after working hours. The Employers and the Executive agree that all Intellectual Property shall be deemed to be “works made for hire” and the sole property of the Employers. The Executive agrees to execute and deliver all documents which the Employers may deem necessary or advisable in order to confirm such ownership or to register Intellectual Property in the name of the Employers or any of their clients in the United States and all foreign countries.

(f)  Non-Disparagement. The Executive agrees that he shall not make, or cause to be made, any disparaging or critical remarks, comments or statements about or against the Employers or their respective subsidiaries or affiliates or any director, officer, employee or customer of any such entities at any time in the future, except for any statements by him made pursuant to lawful subpoena or legal process. The Executive acknowledges that the Employers’ reputation and image in the market is one of its principal assets and that the Employers have expended substantial time, effort and money in building this reputation and image and that, accordingly, any action or comment by the Executive which is damaging to or in any way diminishes such image or reputation will cause the Employers irreparable injury.

(g)  Irreparable Harm. The Executive acknowledges that: (i) the Executive’s compliance with Section 7 of this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Employers as a going concern, and (ii) any failure by the Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law. In the event that the Executive fails to comply with the terms and conditions of this Agreement, the obligations of the Employers to pay the severance benefits set forth in Section 5 shall cease, and the Employer will be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order and the recoupment of any severance previously paid and foregoing the payment of any severance not yet paid) that may be necessary to cause the Executive to comply with this Agreement, to restore to the Employers their property, and to make the Employers whole.

(h) Survival. The provisions set forth in this Section 7 shall survive termination of this Agreement.

(i)  Scope Limitations. If the scope, period of time or area of restriction specified in this Section 7 are or would be judged to be unreasonable in any court proceeding, then the period of time, scope or area of restriction will be reduced or limited in the manner and to the extent necessary to make the restriction reasonable, so that the restriction may be enforced in those areas, during the period of time and in the scope or area that are or would be judged to be reasonable. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, including without limitation the geographic scope or duration of such provision, the parties hereto agree that the court or authority making such determination shall have the power to reduce the scope or duration of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement, including without limitation Section 7 hereof, without violating applicable law.

8. Mitigation; Exclusivity of Benefits.

(a)  The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)  The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employers or otherwise.

9.  Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

10.  Assignability. The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.  Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Chairman of the Board
USCB Financial Holdings, Inc.
U.S. Century Bank
2301 N.W. 87th Avenue
Doral, Florida 33172

To the Executive:	Luis de la Aguilera
At the address last appearing on
the personnel records of the Employer

12.  Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any term of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

13.  Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Florida.

14.  Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

15. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

18.  Regulatory Actions. The following provisions shall be applicable to the parties hereto or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)  If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s or the Company’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Employers’ obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers will: (i) pay the Executive all or part of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of their obligations which were suspended.

(b)  If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s or the Company’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

(c)  If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

19.  Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

20.  Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the rules then existing under the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) conducted at the district office of the AAA located nearest to the home offices of the Employers, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Each party to the arbitration shall bear its own expenses.

21.  Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employer and the Executive with respect to the matters agreed to herein, including without limitation, the Prior Agreement, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

USCB FINANCIAL HOLDINGS, INC.

By:	/s/ Aida Levitan
Name:	Aida Levitan
Title:	Chairman of the Board

U.S. CENTURY BANK

By:	/s/ Aida Levitan
Name:	Aida Levitan
Title:	Chairman of the Board

EXECUTIVE

By:	/s/ Luis de la Aguilera

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